Morgan Stanley
     Smith Barney

Morgan Stanley Smith Barney

WNT I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

For the Years Ended December 31, 2010, 2009  and 2008

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney WNT I, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney WNT I, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ capital, for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney WNT I, LLC as of December 31, 2010 and 2009, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 29, 2011

Morgan Stanley Smith Barney WNT I, LLC
Statements of Financial Condition

                                                                                      December 31,
	2010	2009
ASSETS	$	$
Trading Equity:

Unrestricted cash	50,481,148	42,626,723
Restricted cash	1,828,255	3,037,236

Total cash	52,309,403	45,663,959

Net unrealized gain (loss) on open contracts (MS&Co.)	1,396,550	(43,935)
Net unrealized gain on open contracts (MSIP)	135,703	151,011

Total net unrealized gain on open contracts	1,532,253	107,076

Options purchased (premiums paid $2,650 and $3,663, respectively)	2,065	1,933

Total Trading Equity	53,843,721	45,772,968

Contributions receivable	580,965	1,028,191

Total Assets	54,424,686	46,801,159

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES
Accrued incentive fee	454,645	–
Withdrawals payable	95,410	–
Accrued management fees	85,910	78,435
Accrued administrative fees	15,034	13,726
Options written (premiums received $4,850 and $8,200, respectively)	3,965	4,453
Interest payable (MSSB and MS&Co.)	4	96

Total Liabilities	654,968	96,710

MEMBERS’ CAPITAL

Non-Managing Members	53,769,718	46,704,449

Total Members’ Capital	53,769,718	46,704,449

Total Liabilities and Members’ Capital	54,424,686	46,801,159

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney WNT I, LLC
Statements of Operations

          For the Years Ended December 31,

	2010	2009	2008
	$	$	$
INVESTMENT INCOME
Interest income (MSSB and MS&Co.)	585	2,457	218,833

EXPENSES
Management fees	989,168	745,858	422,152
Incentive fees	875,960	579	794,368
Brokerage, clearing and transaction fees	85,626	52,807	37,163
Administrative fees	173,104	130,525	73,877

Total Expenses	2,123,858	929,769	1,327,560

NET INVESTMENT LOSS	(2,123,273)	(927,312)	(1,108,727)

TRADING RESULTS
Trading profit (loss):
Realized	6,593,167	(1,183,545)	4,189,889
Net change in unrealized	1,423,460	(293,628)	265,926

Total Trading Results	8,016,627	(1,477,173)	4,455,815
NET INCOME (LOSS)	5,893,354	(2,404,485)	3,347,088

NET INCOME (LOSS) ALLOCATION
Non-Managing Members	5,893,354	(2,404,485)	3,347,088

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney WNT I, LLC
Statements of Changes in Members’ Capital
For the Years Ended December 31, 2010, 2009 and 2008

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
December 31, 2007	–	8,128,375	8,128,375

Capital Contributions	–	19,709,710	19,709,710

Net Income	–	3,347,088	3,347,088

Capital Withdrawals	–	(826,682)	(826,682)

Members’ Capital,
December 31, 2008	–	30,358,491	30,358,491

Capital Contributions	–	19,085,438	19,085,438

Net Loss	–	(2,404,485)	(2,404,485)

Capital Withdrawals	–	(334,995)	(334,995)

Members’ Capital,
December 31, 2009	–	46,704,449	46,704,449

Capital Contributions	–	4,578,903	4,578,903

Net Income	–	5,893,354	5,893,354

Capital Withdrawals	–	(3,406,988)	(3,406,988)

Members’ Capital,
December 31, 2010	–	53,769,718	53,769,718

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney WNT I, LLC
Condensed Schedules of Investments
December 31, 2010 and 2009
Futures and Forward Contracts	Long Unrealized Gain	Percentage of Members’ Capital	Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
	$	%	$	%	$
December 31, 2010 Members’ Capital: $53,769,718

Commodity	1,114,802	2.07	(35,560)	(0.07)	1,079,242
Equity	51,491	0.10	3,139	0.01	54,630
Foreign currency	603,116	1.12	(60,832)	(0.11)	542,284
Interest rate	15,188	0.03	(96,648)	(0.18)	(81,460)
Grand Total:	1,784,597	3.32	(189,901)	(0.35)	1,594,696

Unrealized Currency Loss				(0.12)	(62,443)

Total Net Unrealized Gain on Open Contracts					1,532,253

Option Contracts	Fair Value	Percentage of Members’ Capital
	$	%
Options purchased on Futures Contracts	2,065	–
Options purchased on Forward Contracts	–	–
Options written on Futures Contracts	(3,965)	(0.01)
Options written on Forward Contracts	–	–

Futures and Forward Contracts	Long Unrealized Gain/(Loss)	Percentage of Members’ Capital	Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
	$	%	$	%	$
December 31, 2009 Members’ Capital: $46,704,449

Commodity	197,665	0.42	(56,675)	(0.12)	140,990
Equity	229,173	0.49	(4,574)	(0.01)	224,599
Foreign currency	(157,421)	(0.34)	(11,263)	(0.02)	(168,684)
Interest rate	(30,338)	(0.06)	1,224	–	(29,114)
Grand Total:	239,079	0.51	(71,288)	(0.15)	167,791

Unrealized Currency Loss				(0.13)	(60,715)

Total Net Unrealized Gain on Open Contracts					107,076

Option Contracts	Fair Value	Percentage of Members’ Capital
	$	%
Options purchased on Futures Contracts	1,933	–
Options purchased on Forward Contracts	–	–
Options written on Futures Contracts	(4,453)	(0.01)
Options written on Forward Contracts	–	–

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney WNT I, LLC (“WNT I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney managed futures funds. The Trading Company commenced operations on August 1, 2007.  Ceres Managed Futures LLC (“Ceres”), formerly Demeter Management LLC (“Demeter”), is the trading manager of the Trading Company.  Ceres has retained Winton Capital Management Limited (“WNT” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of WNT, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company.  As of December 31, 2010, Managed Futures Profile HV, L.P. (a Delaware limited partnership) and Managed Futures Profile MV, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

In 2009, Morgan Stanley and Citigroup Inc. (“Citigroup”) combined certain assets of the Global Wealth Management Group of Morgan Stanley & Co. Incorporated, including Demeter and the Smith Barney division of Citigroup Global Markets Inc., into a new joint venture, Morgan Stanley Smith Barney Holdings LLC (“MSSBH”).  As part of that transaction, Ceres and Demeter were contributed to MSSBH, and each became a wholly-owned subsidiary of MSSBH.  Prior to June 1, 2009, Demeter was a wholly-owned subsidiary of Morgan Stanley.

Effective December 1, 2010, MSSBH, together with the unanimous support of the respective Boards of Directors of Demeter and Ceres, combined the assets and operations of Demeter and Ceres into a single commodity pool operator, Ceres.  Ceres will continue to be wholly-owned by MSSBH and replaced Demeter as the general partner. MSSBH is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup.

The non-clearing commodity broker for the Trading Company as of May 1, 2010 is Morgan Stanley Smith Barney LLC (“MSSB”), the principal subsidiary of MSSBH.  The clearing commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”).  MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts.  MSIP serves as the commodity broker for trades on the London Metal Exchange.  Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts.  MS&Co. and its affiliates act as the custodians of the Trading Company’s assets.  MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized.  They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations.  The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges.  The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market.  The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specific quantity of a specific Futures Interest on the underlying asset at a specified price prior to or on a specified expiration date.  The writer of an option is exposed to the risk of loss if the fair value of a Futures Interest on the underlying asset declines (in the case of a put option) or increases (in the case of a call option).  The writer of an option can never profit by more than the premium paid by the buyer but can potentially lose an unlimited amount.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Valuation (cont’d) – Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets on the Statements of Financial Condition and are subsequently adjusted to fair values.  The difference between the fair value of the options and the premiums received/premiums paid is treated as an unrealized gain or loss.

Revenue Recognition –Monthly, MSSB credits the Trading Company with interest income on 100% of its average daily funds held at MSSB.  Assets deposited with MS&Co. and MSIP as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. and MSIP pays or charges other customers on such assets deposited as margin.  Assets not deposited as margin with MS&Co. and MSIP will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, net assets do not include monies owed to the Trading Company on Futures Interests.  MSSB and MS&Co. will retain any excess interest not paid to the Trading Company.

Fair Value of Financial Instruments - The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”), approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Translation –The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members’ Capital - The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MSSB, MS&Co., and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MSSB, MS&Co., and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MSSB, MS&Co., and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company’s Statements of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit with MSSB, MS&Co., and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions.  All of these amounts are maintained separately.  Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members.  In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays Ceres (Demeter, prior to December 1, 2010) a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ (Demeter’s, prior to December 1, 2010) approval.  Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by the trading manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital.  Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Ceres. No distributions have been made to date.  Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of  the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in a Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken.  The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2010 and 2009.  If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Operations. Generally, the 2007 through 2010 tax years remain subject to examination by U.S. federal and most state tax authorities.  No income tax returns are currently under examination.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)         The sole determination of Ceres;
(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or
(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

Other Pronouncements

 Improving Disclosures about Fair Value Measurements

In January 2010, the FASB issued accounting guidance, under the FASB ASC which, among other things, amends fair value measurements and disclosures to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy.  This guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of this guidance did not have a material impact on the Trading Company’s financial statements.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

3.  Related Party Transactions

The Trading Company’s cash is on deposit with MSSB, MS&Co., and MSIP in futures interests trading accounts to meet margin requirements as needed.  MSSB pays interest on these funds as described in Note 2.  The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2.  The Trading Company pays the administrative fee to Ceres (Demeter, prior to December 1, 2010) as described in Note 2.

4.  Trading Advisor

Ceres (Demeter, prior to December 1, 2010) retains WNT to make all trading decisions for the Trading Company.

Fees paid to WNT by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee – The Trading Company accrues and pays WNT a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres (Demeter prior to December 1, 2010), and WNT.

Incentive Fee – The Trading Company pays WNT a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted.  When WNT experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, WNT must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

5.  Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined.  If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated.  The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The Trading Company’s contracts are accounted for on a trade-date basis and marked to market on a daily basis.  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more underlyings and b) notional amounts or payment provisions or both;

(2)
Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)         Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:
	Net Unrealized Gains on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2010	1,503,341	28,912	1,532,253	Dec. 2012	Mar. 2011
2009	107,076	–	107,076	Mar. 2012	–

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests.  The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members’ investments volatile. If WNT incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices.  Although WNT will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company has credit risk because MSSB, MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets.  The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MSSB, MS&Co., or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated.  However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co.  The Trading Company had assets on deposit with MSSB, MS&Co., and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $53,812,744 and $45,771,035 at December 31, 2010 and 2009, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform.  With respect to those off-exchange-traded forward currency options contracts, the

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk (cont’d)

Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty.  These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

7.  Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where they feel the best profit opportunities exist for their trading strategy.  As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following tables summarize the valuation of the Trading Company’s investments as required by the disclosures about Derivatives and Hedging as of December 31, 2010 and 2009, respectively.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2010 and 2009:

December 31, 2010

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	1,140,768	(25,966)	500	(36,060)	1,079,242	298
Equity	103,985	(52,494)	4,024	(885)	54,630	209
Foreign currency	609,945	(6,829)	7,727	(68,559)	542,284	343
Interest rate	20,018	(4,830)	1,131	(97,779)	(81,460)	887
Total	1,874,716	(90,119)	13,382	(203,283)	1,594,696

Unrealized currency loss					(62,443)
Total net unrealized gain on open contracts					1,532,253

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

		Average number of contracts outstanding for the year (absolute quantity)
Option Contracts at Fair Value	$

Options purchased	2,065	5
Options written	(3,965)	5

December 31, 2009
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	*Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	276,289	(78,624)	15,413	(72,088)	140,990	167
Equity	232,563	(3,390)	–	(4,574)	224,599	139
Foreign currency	23,329	(180,750)	1,525	(12,788)	(168,684)	182
Interest rate	118,328	(148,666)	6,329	(5,105)	(29,114)	597
Total	650,509	(411,430)	23,267	(94,555)	167,791

Unrealized currency loss					(60,715)
Total net unrealized gain on open contracts					107,076

		*Average number of contracts outstanding for the year (absolute quantity
Option Contracts at Fair Value	$

Options purchased	1,933	3
Options written	(4,453)	3

* These amounts have been reclassified from the December 31, 2009 prior year financial statements to conform to the current year presentation.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2010 and 2009, respectively, as required by the disclosures about Derivatives and Hedging.

The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2010 included in Total Trading Results:

Type of Instrument	$

Commodity	206,027
Equity	(577,740)
Foreign currency	2,221,565
Interest rate	6,168,501
Unrealized currency loss	(1,726)
Total	8,016,627

Line Items on the Statements of Operations for the year ended December 31, 2010:

Trading Results	$

Realized	6,593,167
Net change in unrealized	1,423,460
Total Trading Results	8,016,627

The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$

Commodity	(314,383)
Equity	(414,942)
Foreign currency	(403,771)
Interest rate	(342,435)
Unrealized currency loss	(1,642)
Total	(1,477,173)

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

Line Items on the Statements of Operations for the year ended December 31, 2009:

Trading Results	$

Realized	(1,183,545)
Net change in unrealized	(293,628)
Total Trading Results	(1,477,173)

8.  Fair Value Measurements and Disclosures

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures (cont’d)

December 31, 2010	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	1,851,848	–	n/a	1,851,848
Forwards	–	36,250	n/a	36,250
Options Purchased	2,065	–	n/a	2,065

Total Assets	1,853,913	36,250	n/a	1,890,163

Liabilities
Futures	286,064	–	n/a	286,064
Forwards	–	7,338	n/a	7,338
Options Written	3,965	–	n/a	3,965

Total Liabilities	290,029	7,338	n/a	297,367

Unrealized currency loss				(62,443)

*Net fair value	1,563,884	28,912	n/a	1,530,353

December 31, 2009 **	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	673,776	–	n/a	673,776
Options Purchased	1,933	–	n/a	1,933

Total Assets	675,709	–	n/a	675,709

Liabilities
Futures	505,985	–	n/a	505,985
Options Written	4,453	–	n/a	4,453

Total Liabilities	510,438	–	n/a	510,438

Unrealized currency loss				(60,715)

*Net fair value	165,271	–	n/a	104,556

* This amount comprises of the net unrealized gain/(loss) on open contracts and options purchased and options    written on the Statement of Financial Condition.

**The amounts have been reclassified from the December 31, 2009 prior year financial statements to conform to the current year presentation based on new fair value guidance.

Morgan Stanley Smith Barney WNT I, LLC
Notes to Financial Statements (concluded)

9.  Financial Highlights

                   For the Years Ended December 31,
	2010	2009	2008
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(4.29)%	(2.48)%	(5.23)%
Expenses before Incentive Fees	2.52%	2.49%	2.52%
Expenses after Incentive Fees	4.29%	2.49%	6.26%
Net Income (Loss)	11.91%	(6.43)%	15.79%

TOTAL RETURN BEFORE INCENTIVE FEES	14.36%	(7.37)%	25.03%
TOTAL RETURN AFTER INCENTIVE FEES	12.46%	(7.37)%	19.71%

INCEPTION-TO-DATE RETURN	37.79%
COMPOUND ANNUALIZED RETURN	9.83%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

10.  Subsequent Events

Management of Ceres performed its evaluation of subsequent events on March 29, 2011, the date the financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustments or disclosure in the financial statements.